    EXHIBIT 10.3

Pegasystems Ltd
3rd Floor
23 Forbury Road, Reading
Berkshire, RG1 3JH
United Kingdom
STRICTLY PRIVATE & CONFIDENTIAL
John Higgins
[***]
11 December 2020
Dear John,
Further to recent conversations, we are delighted to offer you the role outlined below.
This letter gives you a summary of the key terms of your employment ("Letter"), while the enclosed Statement of Terms and Conditions ("Statement") includes additional terms. Together, the Letter and the Statement form your contract of employment with the Company (the "Agreement"). Defined terms used in the Letter will have the same meaning as in the Statement and vice versa.
Summary of Key Terms:
Employer: Pegasystems Limited (the "Company").
Position Your role will be Senior Vice President of Global Professional Services & Client Success
Place of work: You will be based at home or elsewhere within the United Kingdom as the Company requires.
Start Date: Your employment with the Company will start on 8 February 2021, (the "Start Date"). This is the date on which your Agreement becomes effective.
No employment with a previous employer counts towards your continuous employment with us.
Normal Working Hours: Your normal working hours may vary from the usual Monday to Friday, from 9am to 5.30pm as are necessary for the performance of your role.
Holiday: 25 days each year in addition to public holidays.
Probationary Period: Your employment is subject to a probationary period of three months (the "Probationary Period"). During the Probationary Period either you or the Company can terminate your employment by giving the other party at least two week’s written notice. In the event Pegasystems terminates your employment without cause in your first year of employment, you will be entitled to a severance amount equal to six months base salary.
Notice Period: Following the successful completion of your Probationary Period, either you or the Company may terminate your employment by giving the other party at least three month’s written notice, subject to the minimum statutory notice requirements.
Salary: Your basic gross salary will be £350,000 per year (subject to tax and statutory deductions) (the "Salary").
Corporate Incentive Compensation Plan (“CICP”): You are eligible for a bonus for 2021 of up to 40% of your salary, on the successful achievement of company and personal objectives and subject to the CICP plan rules. Any bonus payment will be subject to tax and statutory deductions, will not be pensionable and will be prorated in the first year according to your start date of February 2021.
Individual Commission Plan (“ICP”)/Management Business Objectives (“MBOs”): In addition to your Salary, you may be eligible to earn commission/MBOs dependent on your performance against financial targets set by the Company and subject to the ICP plan rules. Your target for 2021 will be £70,000. Any commission payment will be subject to tax and statutory deductions and will not be pensionable.
Certain identified information contained in this document, identified by [***], has been excluded because it is both not material and is the type that Pegasystems treats as private or confidential.

    EXHIBIT 10.3
(continued)

Pegasystems Ltd
3rd Floor
23 Forbury Road, Reading
Berkshire, RG1 3JH
United Kingdom
Sign on Bonus: You will be eligible to receive a sign-on bonus of £75,000 gross, which will be payable in two equal instalments. The first instalment will be executed 30 days after your start date, and the second instalment will be executed on your 90th day of employment provided you are an employee “in good standing.” If you voluntarily terminate your employment or Pegasystems terminates you with cause within 6 months of your start date, you agree to repay 100% of the Sign-on Bonus to the extent that it is not recouped by Pegasystems by withholding salary, variable remuneration, vacation pay, expense reimbursement or any other payments due to you upon such termination. If you voluntarily terminate your employment or Pegasystems terminates you with cause within 6-12 months of your start date, you agree to repay 50% of the Sign-on Bonus to the extent that it is not recouped by Pegasystems by withholding salary, variable remuneration, vacation pay, expense reimbursement or any other payments due to you upon such termination.
Retention Bonus: You will be eligible to receive a retention bonus of £75,000 gross, which will be payable in two equal instalments. The first instalment will be executed and payable in January 2022 and the second instalment in July 2022. These amounts are fully refundable to the Company if your employment terminates for any reason whatsoever within a twelve month period after each payment is made and the Company will be entitled to recover such amounts from you by offsetting against any wages, commissions, vacation, expenses or other payments due to you.
Pension: You can participate in the Pegasystems Limited Group Personal Pension Scheme made available to the Company's employees and subject to the rules of such scheme in place at the relevant time (the "Scheme").
Equity: As part of the Agreement with the Company, you will receive an equity grant of $2,500,000USD, subject to the approval of the Compensation Committee. The value of this grant will be comprised of 50% stock options and 50% Restricted Stock Units (RSUs) pursuant to our Long- Term Incentive Plan and is contingent on Compensation Committee approval at the meeting following your date of hire. The number of RSUs and Options granted will be determined based on the closing price of our common stock on the first business day of the month following Compensation Committee approval. The full terms of this grant will be conveyed to you in a separate document after you become a Pegasystems employee. As a special consideration, this equity grant will begin vesting on a quarterly basis following the approval of the grant date by the Compensation Committee. Additionally, in the event of a change of control resulting in termination of your employment – known as a double trigger - the remaining unvested value of this grant (and this grant only) will immediately vest.
Furthermore, in lieu of eligibility for an annual grant award in 2022, Pega will provide you with three separate equity grants for which Pega’s future financial statements will incur $1,500,000 of total expense to be awarded by the Compensation Committee at the meeting following your date of hire. The value of this grant will be comprised of 50% stock options and 50% Restricted Stock Units (RSUs). Each of these $500,000 grants will be awarded as separate acceleration opportunities based on the company achieving 100%+ ACV target as established by the Board and will be awarded in March of 2022 for the 2021 ACV target, March of 2023 for the 2022 ACV target, and March of 2024 for the 2023 target. The performance base vesting of these three grants will be governed as follows:
(A) immediately on grant date if ACV target which was set by the Board for previous year is achieved or (B) if ACV target not achieved, pursuant to our Long-Term Incentive Plan, 20% vest after first year and then evenly quarterly for the next four years (5% a quarter). Any and all subsequent grant awards will be governed by standard company vesting policies pursuant to our Long-Term Incentive Plan.
Benefits: Please refer to the UK benefit summary.
Confidential Information: Please refer to the Statement.
Restrictions after Employment: To protect the interests of the Company and/or each Group Company, you must comply with the post termination obligations set out in the Statement.

    EXHIBIT 10.3
(continued)

Pegasystems Ltd
3rd Floor
23 Forbury Road, Reading
Berkshire, RG1 3JH
United Kingdom
Acceptance
Please sign and return a copy of this Letter to confirm your acceptance of the Agreement. The Agreement will become binding between you and the Company on signature.
In accepting the Agreement, you confirm that all the information you have provided to the Company in connection with this offer is true and not misleading, and you agree to notify the Company promptly of any change in that information.

We look forward to welcoming you to the Company shortly. In the meantime, if you have any queries, please do not hesitate to contact me.

Yours sincerely,

/s/ Lesley Law
Lesley Law
Senior People Business Leader, EMEA

Encl:
Statement of Terms and Conditions
Benefit Summary

I accept the terms of the Agreement with Pegasystems Limited and confirm receipt of the enclosed documents.

Signed: /s/ John Higgins Dated 13 December 2020
John Higgins